Exhibit 10.1

SALES AGREEMENT

 This agreement is entered into this 31st day of January, 2008 (the “Agreement”) by and between MBA Holdings, Inc., a Nevada corporation (the “Seller”), and Cactus Family Investments, LLC, an Arizona limited liability company (the “Buyer”).

WHEREAS, Seller desires to sell all of its ownership in one of its wholly-owned subsidiaries, Mechanical Breakdown Administrators, Incorporated,  a Delaware corporation (“MBA”); and

 WHEREAS, Buyer desires to purchase MBA from Seller.

 In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

1.
Assets Sold.  In exchange for the Purchase Price described below, Seller hereby sells, assigns and transfers to Buyer all of the Seller’s right, title and interest in 100% of the outstanding capital stock of MBA.

2.
Purchase Price.  Upon the execution of this Agreement, Buyer shall deliver to Seller at the offices of Seller a document discharging and releasing Three Hundred Thousand Dollars ($300,000) of debt owed by Seller to Buyer as the payment of the consideration for the sale of MBA to Buyer (the “Purchase Price”). The form of the document discharging and releasing Seller from this debt is set forth as Exhibit A to this Agreement.

3.
Assets and Liabilities.  The parties hereto agree and understand that all of the assets and all of the liabilities of MBA, wherever situated, known and unknown, existing now or in the future, will be transferred to and assumed by Buyer as a matter of law upon the execution of this Agreement by the parties, without recourse by Buyer to or against Seller.

4.	Seller’s Representations. Seller hereby represents and warrants to Buyer as follows:

(a)
Seller has valid title to 100% of the issued and outstanding capital stock of MBA, and to the best of the knowledge of Seller, MBA has validly formed and is in good standing as of the date of this agreement.

(b)	Since Seller’s Board of Directors have approved the execution of this Agreement and the transaction contemplated herein, Seller has full authority to sell, assign and transfer MBA to Buyer.

5.	Buyer’s Representations. Buyer hereby represents and warrants to Seller as follows:

(a)	Buyer has evaluated the high risks of purchasing MBA, including the capital stock thereof which represents 100% of the ownership in MBA (the “Shares”);

(b)	Buyer is owned by an officer and Director of Seller for the past several years and is, therefore, fully aware of the profit and loss potential of MBA;

(c)	In making the decision to purchase MBA including the Shares, Buyer has relied solely upon independent investigations made by or on behalf of Buyer;

(d)
The Shares, when acquired by Buyer, will be acquired in good faith solely for Buyer’s own account, for investment purposes only, and will not be purchased with a view to, or for, the resale, distribution, subdivision or fractionalization thereof;

(e)
Buyer, understands htat the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and agrees that the Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Act. Buyer understands that the legal consequences of the foregoing mean that Buyer must bear the economic risk of Buyer’s investment in the Shares for an indefinite period of time. Buyer further understands that, if Buyer desires to sell or transfer all or any part of the Shares, when acquired, Buyer may require counsel to provide a legal opinion that the transfer may be made without registration under the Act;

(f)	Buyer understands no federal or state agency has made any finding or determination as to the fairness of an investment in the MBA or the Shares;

6.
Litigation and Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the Phoenix metropolitan area in accordance with the then governing rules of the American Arbitration Association. The party to whom the arbitrator or arbitration panel makes an award shall be entitled to receive as part of the reward the reasonable cost of its attorney fees and litigation expenses.  Judgment upon the award rendered in the arbitration may be enforced in court described in Paragraph 8 below of this Agreement.

7.	Assignment. Rights and obligations of a party to this Agreement may not be assigned or transferred without the other party’s prior written consent thereto.

8.
Governing Law and Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, United States of America. The parties hereby expressly agree that the proper venue for any claim or cause of action by the parties shall be the Superior Court for the District of Maricopa County, Arizona and that each party upon execution of this Agreement consents to the service of process from such court.

9.	Modification. No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

10.	Complete Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings between the parties hereto.

11.	Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

12.	Headings. The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

13.
Counterparts And Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be valid and enforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement on January 31, 2008.

M.B.A. Holdings, Inc.

By:	/s/ Judy K. Brotherson

Judy K. Brotherson, President

CACTUS FAMILY INVESTMENTS, LLC

By:	/s/ Gaylen Brotherson

Gaylen Brotherson, Manager

EXHIBIT A

DISCHARGE AND RELEASE

Cactus Family Investments, LLC an Arizona limited liability company (“Cactus”), hereby discharges and releases MBA Holdings, Inc., a Nevada corporation (“MBAH”), from Three Hundred Thousand Dollars ($300,000) of debt owed to Cactus from cash loans to MBAH and interest due thereon totaling approximately $123,964.22 and rent due to Cactus from MBAH and interest thereon totaling approximately $176,035.78. Any and all outstanding notes that cover these amounts made by MBAH and delivered to Cactus for loans and accrued debt made by Cactus to MBAH shall be marked  “Paid in Full” and dated by Cactus January 31, 2008 and returned to MBAH.

CACTUS FAMILY INVESTMENTS, LLC

By:	/s/ Gaylen Brotherson

Gaylen Brotherson, Manager